UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 25, 2009

UNIVISION COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-12223 (Commission File Number)	95-4398884 (IRS Employer Identification No.)

605 Third Avenue, 12th Floor

New York, NY 10158

(Address of principal executive offices)

(212) 455-5200

(Registrant’s telephone number, including area code)

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Tender Offer and Consent Solicitation

Univision Communications Inc. (the “Company”) announced that, pursuant to the terms of its previously announced tender offer to purchase up to $500,000,000 aggregate principal amount of its outstanding 7.850% Senior Secured Notes due 2011 and consent solicitation for consents to certain proposed amendments to the indenture governing such notes (the “Indenture”), holders of $491.4 million aggregate principal amount of the outstanding notes (approximately 98.3%) have validly tendered their notes and have validly delivered the requisite consents for the proposed amendments prior to the expiration of the early tender time of 5:00 pm, New York City time, on June 23, 2009. A copy of the Company’s press release announcing the early tender results is furnished herewith as Exhibit 99.1.

Holders of these notes that are accepted for purchase will receive the total consideration of $1,000 per $1,000 principal amount of notes, which includes a consent payment of $30 per $1,000 principal amount of notes, plus any accrued and unpaid interest up to, but not including, the settlement date. As of the early tender time, the right of holders of notes to receive the total consideration of $1,000 per $1,000 principal amount of notes for validly tendered notes and validly tendered consents and the right to withdraw any previously tendered notes terminated.

Holders of notes that are validly tendered after the foregoing early tender time but on or prior to the expiration of the tender offer and consent solicitation and accepted will receive the tender offer consideration of $970 per $1,000 principal amount of notes, plus any accrued and unpaid interest up to, but not including, the settlement date. The tender offer and consent solicitation will expire at 12:00 midnight, New York City time, on July 8, 2009, unless extended, and, subject to the satisfaction of the conditions set forth in the offer to purchase and consent solicitation, the Company expects to accept for purchase and settle all notes tendered on July 9, 2009.

Based on the consents received, the Company and the trustee under the Indenture are expected to enter into a supplemental indenture that will, once operative, amend the Indenture to allow the Company (other than during the existence of an event of default under the Indenture) to eliminate the liens covenant in the Indenture at its option, and to release the collateral relating to the notes. The amendments will also eliminate the reporting and certain other covenants and will waive the applicability of the liens covenant in the Indenture as to the Company’s 12% Senior Secured Notes due 2014, which are expected to be issued on July 9, 2009. The supplemental indenture will not become operative unless and until the notes are accepted for purchase.

The terms of the tender offer and consent solicitation are detailed in the Company’s offer to purchase and consent solicitation statement and a related letter of transmittal, each dated as of June 10, 2009.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release, dated June 25, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2009	UNIVISION COMMUNICATIONS INC.

By: /s/ Peter H. Lori
Name: Peter H. Lori Title: Senior Vice President and Chief Accounting Officer